                                                                   EXHIBIT T3A-3

                            CERTIFICATE OF FORMATION

                                       OF

                            TEXAS PETROCHEMICALS LLC

         This Certificate of Formation of Texas Petrochemicals LLC is executed by the undersigned authorized person for the purpose of forming a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware.

         1.       The name of the limited liability company is Texas
Petrochemicals LLC.

         2. The address of the registered office of the limited liability company and the name of the registered agent for service of process of the limited liability company at such address are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

         IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation this 15th day of March, 2004.

                                             By:________________________________
                                                         Scott L. Miller
                                                         Authorized Person